Exhibit 3.129

CERTIFICATE OF FORMATION

of

LIBERTY RMC, LLC

This Certificate of Formation of Liberty RMC, LLC (the “LLC”), dated January 6, 2000 is being duly executed and filed by Joseph Proto, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. § 18-101 et seq.) (“the LLC Act”).

FIRST.                   The name of the limited liability company formed hereby is Liberty RMC, LLC.

SECOND.              The address of the registered office of the LLC in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD.                  The LLC’s existence will be perpetual.

FOURTH.              The business purpose of the LLC is any purpose permitted pursuant to the LLC Act.

FIFTH.                   The initial member of the LLC is REMITCO Management Corp., a Delaware limited liability company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Joseph Proto
Joseph Proto
Authorized Person

CERTIFICATE OF AMENDMENT

1.                                       Name of the Limited Liability Company:  Liberty RMC, LLC

2.                                       The Certificate of Formation of the limited liability company is hereby amended as follows:

First:   The name of the limited liability company is First Data Payment Services, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 13th day of June, A.D. 2007.

By:	/s/ Gretchen A. Herron
Authorized Person(s)

Name:	Gretchen A. Herron
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